Exhibit 12.1

Life Spectacular, Inc.

7901 4th St N STE 4916

St. Petersburg, Florida 33702

June 30, 2021

To the Board of Directors:

We are acting as counsel to Life Spectacular, Inc. (the “Company”) with respect to the preparation and filing of an offering statement on Form 1-A. The offering statement covers the contemplated sale of up to 9,090,909 units (the “Units”), each Unit consisting of .7 shares of Series A Preferred Stock, par value $0.00001 (the “Series A Preferred Stock”), for an aggregate of up to 6,363,636 shares of Series A Preferred Stock (the “Preferred Shares”), and .3 shares of Common Stock, par value $0.00001 (the “Common Stock”), for an aggregate of up to 2,727,273 shares of Common Stock (the “Unit Shares”), as well as up to an aggregate of 6,363,636 shares of Common Stock into which the Preferred Shares may convert (the “Common Shares”).

In connection with the opinion contained herein, we have examined the offering statement, the amended and restated certificate of incorporation, the bylaws, the minutes of meetings of the Company’s board of directors, as well as all other documents necessary to render an opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies, the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; and the legal capacity of all natural persons. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company. In making our examination of documents, we have assumed that each party to any such document has satisfied those requirements that are applicable to it to the extent necessary to make such document a valid and binding obligation of such party, enforceable against such party in accordance with its terms.

We are opining herein as to the effect on the subject transactions only of the laws of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction, including federal law.

Based upon the foregoing, we are of the opinion that

1.

The Preferred Shares and the Unit Shares, and the Common Shares into which the Preferred Shares may convert, being sold pursuant to the offering statement are duly authorized and will be, when issued in the manner described in the offering statement, legally and validly issued, fully paid and non-assessable.

2.	The Units being sold pursuant to the offering statement are duly authorized.

No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the offering statement or any portion thereof.

We further consent to the filing of this opinion as an exhibit to the offering statement.

Yours truly,

/s/ CrowdCheck Law LLP

CrowdCheck Law LLP